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                                                                  EXHIBIT 4.3(e)


                               FOURTH AMENDMENT TO
                  AMENDED AND RESTATED ENRON OIL & GAS COMPANY
                                 1994 STOCK PLAN



         WHEREAS, Enron Oil & Gas Company (the "Company") has theretofore adopted and maintains the Amended and Restated Enron Oil & Gas Company 1994 Stock Plan, as amended by amendments dated effective as of December 12, 1995, December 10, 1996, and December 9, 1997 (hereinafter collectively referred to as the "Plan"); and

         WHEREAS, the Company desires to amend the Plan to provide for the increase in the number of shares available for grant;

         NOW, THEREFORE, the Plan is amended as follows:

         Section 3.1(i) is hereby rescinded and amended in its entirety to read as follows:

               "(i) Calculation Of Number Of Shares Available. The number of Shares available for granting Awards under the Plan shall be twelve million (12,000,000) Shares, subject to adjustment as provided in Section 3.2."


         AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.



Dated effective as of May 5, 1998.



ATTEST:                                     ENRON OIL & GAS COMPANY



By: /s/ Angus H. Davis                      By: /s/ Patricia L. Edwards
    ------------------------------              -------------------------------
    Angus H. Davis                              Patricia L. Edwards
    Vice President, Communications              Vice President, Human Resources
      and Corporate Secretary                     and Administration